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                     January 22, 2024

       Darryl Nakamoto
       Chief Executive Officer
       Pono Capital Two, Inc.
       643 Ilalo St. #102
       Honolulu, Hawaii 96813

                                                        Re: Pono Capital Two,
Inc.
                                                            Revised Preliminary
Proxy Statement on Schedule 14A
                                                            Filed January 11,
2024
                                                            File No. 001-41462

       Dear Darryl Nakamoto:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services
       cc:                                              Alexandria E. Kane,
Esq.